Exhibit 99


                                                         Contact:  Lee Brunson
                                                         (863) 680-5339



            Publix Reports First Quarter Results and Stock Price

LAKELAND, Fla., May 1, 2003 -- Publix's sales for the first quarter of 2003 were approximately $4.3 billion, a 3 percent increase from last year's $4.2 billion. Comparable-store sales for the first quarter of 2003 decreased 2.3 percent. The first quarter of 2003 was negatively affected by the late Easter holiday, which was in the first quarter of 2002.
      Net earnings for the first quarter were approximately $187.1 million this year, compared to $195.2 million in 2002, a decrease of 4.1 percent. Earnings per share were $0.99 for the first quarter of 2003, the same amount per share as the first quarter of 2002.
      These amounts are based on unaudited reports that will be filed later this month with the U.S. Securities and Exchange Commission. The company's quarterly report to the SEC, Form 10-Q, will be available on its Web site at www.publix.com/stock on May 14, 2003.
      Based on the most recent appraisal, Publix's stock price decreased $1 from $38.50 per share to $37.50 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
       "Unfortunately, the market continues to struggle with the many challenges facing our economy. Our flat earnings per share for this quarter could not offset these market conditions," Publix CEO Charlie Jenkins Jr. said.
      Publix is owned and operated by its 119,500 employees, with 2002 sales of $15.9 billion. Currently Publix has 756 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for six consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Index survey. For more information, visit the company's Web site, www.publix.com.